Exhibit 18.0

2 0 1 4    F O R M - 2 0 F    E X H I B I T - 18.0

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

CONTINENTAL ENERGY CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

30 JUNE 2014

Expressed in U.S. Dollars

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of Continental Energy Corporation

We have audited the accompanying consolidated financial statements of Continental Energy Corporation, which comprise the consolidated statements of financial position as at June 30, 2014 and 2013, and the consolidated statements of comprehensive loss, changes in equity (deficiency) and cash flows for the years then ended, and a summary of significant accounting policies and other explanatory information.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence that we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Continental Energy Corporation as at June 30, 2014 and 2013, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter

Without qualifying our opinion, we draw attention to Note 1 in the consolidated financial statements which describes certain conditions that indicate the existence of a material uncertainty that cast significant doubt about Continental Energy Corporation’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from this uncertainty.

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED ACCOUNTANTS

Vancouver, Canada
October 22, 2014

Continental Energy Corporation
Consolidated Financial Statements
(Expressed in US Dollars)

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

ASSETS	Note	30 June 2014	30 June 2013
Current		$	$
Cash		242,436	21,999
Receivables		7,065	2,333
Prepaid expenses and deposits		24,557	517
Assets held for sale	10	565,596	-
		839,654	24,849
Non-current assets
Investments	9	-	862,375
Equipment		5,845	9,403
		845,499	896,627
LIABILITIES
Current
Accounts payable and accrued liabilities	14	398,262	431,263
Loans	11	750,000	-
Loan payable to related party	14	-	27,107
Convertible debt	12	374,890	311,171
Liabilities associated with assets held for sale	10	10,296	-
		1,533,448	769,541
EQUITY (DEFICIENCY )
Share capital	13	16,131,630	16,100,792
Conversion rights reserve	12	56,966	10,966
Share based payment reserve		9,401,487	9,353,635
Foreign currency translation reserve		(120)	-
Deficit		(26,073,495)	(25,286,872)
Equity (deficiency) attributable to:
Shareholders		(483,532)	178,521
Non-controlling interests		(204,417)	(51,435)
		(687,949)	127,086
		845,499	896,627

Nature of Operations and Going Concern (Note 1)
Subsequent Events (Notes 9, 11 and 18)

ON BEHALF OF THE BOARD:

“Richard L. McAdoo”, Director & CEO

“Robert V. Rudman”, Director & CFO

- See Accompanying Notes -

Continental Energy Corporation
Consolidated Financial Statements
(Expressed in US Dollars)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

		Year Ended	Year Ended
	Note	30 June 2014	30 June 2013
NET LOSS FOR THE YEAR		$	$
Depreciation		4,777	9,565
Interest and bank charges		135,354	66,055
Management and consulting fees	14	282,497	280,342
Office expenses and investor relations		80,579	53,907
Professional fees		67,266	104,690
Rent, maintenance and utilities		20,188	36,226
Share-based payments	13,14	20,877	52,250
Travel and accommodation		18,975	36,185
Loss before the undernoted		(630,513)	(639,220)
Other income (expenses)
Interest income		20	3
Foreign exchange gain		2,976	3,472
Gain on sale of equipment		-	13,257
Write-off of investment	9	-	(114,769)
Write-off of exploration and evaluation assets		-	(1)
Loss for the year from continuing operations		(627,517)	(737,258)
Income (loss) for the year from discontinued operations	10	(311,972)	37,143
Net loss for the year		(939,489)	(700,115)
Net loss for the year attributable to:
Shareholders of the Company		(786,623)	(718,315)
Non-controlling interests		(152,866)	18,200

COMPREHENSIVE LOSS FOR THE YEAR
Net loss for the year		(939,489)	(700,115)
Other Comprehensive loss to be reclassified to profit or loss in subsequent periods:
Exchange differences on translation of foreign operations		(236)	-
Comprehensive loss for the year		(939,725)	(700,115)
Net comprehensive loss attributable to:
Shareholders of the Company		(786,743)	(718,315)
Non-controlling interests		(152,982)	18,200
Loss Per Share – Basic and Diluted		(0.01)	(0.01)
Weighted Average Number of Shares Outstanding		123,488,258	101,946,545

- See Accompanying Notes -

Continental Energy Corporation
Consolidated Financial Statements
(Expressed in US Dollars)

CONSOLIDATED STATEMENTS OF CASH FLOW

	Year Ended	Year Ended
Cash Resources Provided By (Used In)	30 June 2014	30 June 2013
Operating Activities
Loss for the year	(939,489)	(700,115)
Items not affecting cash
Depreciation	4,777	9,565
Interest on convertible debt	127,532	60,245
Interest on related party loan	1,376	733
Gain on sale of equipment	-	(13,257)
Write-off of investment	-	114,769
Write-off of exploration and evaluation assets	-	1
Equity loss (income) from investment in affiliates	303,165	(37,143)
Share-based payments	20,877	52,250
Changes in non-cash working capital
Receivables	(4,732)	60
Prepaid expenses and deposits	(24,040)	13,083
Accounts payable and accrued liabilities	(22,479)	310,345
	(533,013)	(189,464)
Investing Activities
Purchase of equipment	(1,219)	(5,243)
Sale of equipment	-	13,943
Cash acquired through investment	-	6,844
	(1,219)	15,544
Financing Activities
Shares issued – cash	40,000	44,500
Proceeds from loans	850,000	-
Repayment of loans	(100,000)	-
Repayment of related party loan	(26,599)	(1,552)
Interest paid	(1,884)	-
	761,517	42,948

Change in Cash	227,285	(130,972)
Cash classified as held for sale	(6,528)	-
Impact of foreign exchange on cash classified as held for sale	(320)	-
Cash Position – Beginning of Year	21,999	152,971
Cash Position – End of Year	242,436	21,999

Supplemental cash flow information (Note 16)

- See Accompanying Notes -

Continental Energy Corporation
Consolidated Financial Statements
(Expressed in US Dollars)

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIENCY )

						Foreign
				Share Based	Conversion	Currency		Non-
				Payment	Rights	Translation		controlling
		Common Share Capital		Reserve	Reserve	Reserve	Deficit	Interest	Total
	Note	Number	Amount $	$	$	$	$	$	$
Balance on 30 June 2012		99,540,381	15,142,030	9,268,928	8,966	-	(24,568,557)	-	(148,633)
Private placements – cash	13	1,775,000	34,272	10,228	-	-	-	-	44,500
Private placements – debt settlement	13	1,500,000	24,490	5,510	-	-	-	-	30,000
Investment in Visionaire Energy AS	9	20,000,000	900,000	-	-	-	-	(69,635)	830,365
Convertible debt amendments	12	-	-	16,719	2,000	-	-	-	18,719
Share-based payments	13	-	-	52,250	-	-	-	-	52,250
Loss for the year		-	-	-	-	-	(718,315)	18,200	(700,115)
Balance on 30 June 2013		122,815,381	16,100,792	9,353,635	10,966	-	(25,286,872)	(51,435)	127,086

Balance on 30 June 2013		122,815,381	16,100,792	9,353,635	10,966		(25,286,872)	(51,435)	127,086
Private placements - cash	13	800,000	30,838	9,162	-	-	-	-	40,000
Convertible debt amendments	12	-	-	17,813	46,000	-	-	-	63,813
Share-based payments	13	-	-	20,877	-	-	-	-	20,877
Foreign currency translation		-	-	-	-	(120)	-	(116)	(236)
Loss for the year		-	-	-	-	-	(786,623)	(152,866)	(939,489)
Balance on 30 June 2014		123,615,381	16,131,630	9,401,487	56,966	(120)	(26,073,495)	(204,417)	(687,949)

- See Accompanying Notes -

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2014

1.	Nature of Operations and Going Concern

Continental Energy Corporation (the “Company”) is incorporated under the laws of the Province of British Columbia, Canada. The Company’s registered address and records office is 900-885 West Georgia Street, Vancouver, British Columbia, Canada V6C 3H1.

The Company has historically been oil and gas exploration company engaged in the assembly of a portfolio of oil and gas exploration properties. During the fourth fiscal quarter ended 30 June 2014, the Company began diversifying into a broader range of energy provider activities by entering into an early stage consortium focused on developing small scale, distributed hydropower, biomass, and solar energy solutions in underserved rural markets. These consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations.

The Company has incurred operating losses over the past several fiscal years and has no current source of operating cash flows. The Company’s ability to continue as a going concern is dependent upon its ability to obtain the financing necessary to acquire new properties and develop them as well as fund ongoing administration expenses. There are no assurances that sufficient funding will be available to further develop its projects.

Management intends to obtain additional funding by issuing common stock in private placements. There can be no assurance that management’s future financing actions will be successful. Management is not able to assess the likelihood or timing of improvements in the equity markets for raising capital for future acquisitions or expenditures.

These uncertainties indicate the existence of material uncertainty that cast doubt on the Company’s ability to continue as a going concern in the future. If the going concern assumption were not appropriate for these consolidated financial statements, liquidation accounting would apply and adjustments would be necessary to the carrying values and classification of assets, liabilities, the reported income and expenses, and such adjustments could be material.

2.	Basis of Preparation

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB) and the interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”). The policies presented in Note 3 were consistently applied to all periods presented and are based on the IFRS issued and outstanding as of 22 October 2014, the date the Board of Directors approved the financial statements.

These consolidated financial statements have been prepared on a historical cost basis and presented in United States (“US”) dollars, the functional currency of the Company, except when otherwise indicated.

3.	Summary of Significant Accounting Policies

Basis of Consolidation

These consolidated financial statements comprise the financial statements of the Company and its subsidiary, Visionaire Energy AS, since the date of its acquisition by the Company on 4 June 2013 to 30 June 2014 (Note 10).

Control is achieved when the Company is exposed to, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Company controls an investee if and only if the Company has:

  Power over the investee (i.e. existing rights to give it the current ability to direct the relevant activities of the investee);

  Exposure, or rights, to variable returns from its involvement with the investee; and

  The ability to use its power over the investee to affect its returns.

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2014

When the Company has less than a majority of the voting or similar rights of an investee, the Company considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

  The contractual arrangement with the other vote holders of the investee;

  Rights arising from other contractual arrangements; and

  The Company’s voting rights and potential voting rights.

The Company re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Company obtains control over the subsidiary and ceases when the Company loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the statement of loss and comprehensive loss from the date the Company gains control until the date the Company ceases to control the subsidiary.

Profit or loss and each component of other comprehensive income (“OCI”) are attributed to the shareholders of the Company and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance. When necessary, adjustments are made to the financial statements of the subsidiary to bring its accounting policies into line with the Company’s accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between the Company and its subsidiary are eliminated in full on consolidation.

A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction. If the Company loses control over a subsidiary, it:

  Derecognizes the assets and liabilities of the subsidiary;

  Derecognizes the carrying amount of any non-controlling interests;

  Derecognizes the cumulative translation differences recorded in equity;

  Recognizes the fair value of the consideration received;

  Recognizes the fair value of any investment retained;

  Recognizes any surplus or deficit in profit or loss; and

  Reclassifies the Company’s share of components previously recognized in OCI to profit or loss or deficit, as appropriate, as would be required if the Company had directly disposed of the related assets or liabilities.

Investment in Associates

An "Associate" is a partially owned corporate entity over which the Company has significant influence. Significant influence is the power to participate in the financial and operating policy decisions made by the entity, but is not control or joint control over those policies. The considerations made in determining significant influence are similar to those necessary to determine control over subsidiaries.

The Company’s investment in its Associate is accounted for using the equity method. Under the equity method, the investment in an Associate is initially recognized at cost. The carrying amount of the investment is adjusted to recognize changes in the Company’s share of net assets of the Associate since the acquisition date. Goodwill relating to the Associate is included in the carrying amount of the investment and is neither amortized nor individually tested for impairment.

The statement of loss and comprehensive loss reflects the Company’s share of the results of operations of the Associate. Any change in OCI of those investees is presented as part of the Company’s OCI. In addition, when there has been a change recognized directly in equity of the Associate, the Company recognizes its share of any changes, when applicable, in the statement of changes in equity. Unrealized gains and losses resulting from transactions between the Company and the Associate are eliminated to the extent of the interest in the Associate.

The financial statements of the Associate are prepared for the same reporting period as the Company. When necessary, adjustments are made to bring the accounting policies in line with those of the Company.

After application of the equity method, the Company determines whether it is necessary to recognize an impairment loss on its investment in its Associate. At each reporting date, the Company determines whether there is objective evidence that the investment in the Associate is impaired. If there is such evidence, the Company calculates the amount of impairment as the difference between the recoverable amount of the Associate and its carrying value.

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2014

Upon loss of significant influence over the Associate, the Company measures and recognizes any retained investment at its fair value. Any difference between the carrying amount of the Associate upon loss of significant influence and the fair value of the retained investment and proceeds from disposal is recognized in profit or loss.

Non-current Assets Held for Sale and Discontinued Operations

The Company classifies non-current assets and disposal groups as held for sale if their carrying amounts will be recovered principally through a sale rather than through continuing use. Such non-current assets and disposal groups classified as held for sale are measured at the lower of their carrying amount and their fair value less cost to sell. Costs to sell are the incremental costs directly attributable to the sale, excluding finance costs and income tax expense.

The criteria for held for sale classification is regarded as met only when the sale is highly probable and the asset or the disposal group is available for immediate sale in its present condition. Actions required to complete the sale should indicate that it is unlikely that significant changes to the sale will be made or that the sale will be withdrawn. Management must be committed to the sale expected within one year from the date of the classification.

Equipment is not depreciated once classified as held for sale.

Assets and liabilities classified as held for sale are presented separately as current items in the statement of financial position.

Foreign Currencies

The functional currency is the currency of the primary economic environment in which the entity operates. The functional currency of the parent Company is the U.S. dollar and the functional currency of Visionaire is the Norwegian Krone. The functional currency determinations were conducted through an analysis of the consideration factors identified in IAS 21, the Effects of Changes in Foreign Exchange Rates (“IAS 21”).

Any transactions in currencies other than the functional currency have been translated to the U.S. dollar in accordance with IAS 21. Transactions in currencies other than the functional currency are recorded at that rates of exchange prevailing on dates of transactions. At the end of each reporting period, monetary assets and liabilities that are denominated in foreign currencies are translated at the rates prevailing at that date. Non-monetary assets and liabilities carried at fair value that are denominated in foreign currencies are translated at rates prevailing at the date when the fair value was determined. All gains and losses on translation of these foreign currency transactions are included in the statements of comprehensive loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

The Company’s presentation currency is the U.S. dollar.

Assets and liabilities of the Company’s subsidiary, having a functional currency other than the U.S. dollar, are translated at the period end rates of exchange, and the results of its operations are translated at average rates of exchange for the period. The resulting changes are recognized in accumulated OCI within equity as foreign currency translation adjustment.

Loss per Share

Basic loss per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. The computation of diluted earnings per share assumes the conversion, exercise or contingent issuance of securities only when such conversion, exercise or issuance would have a dilutive effect on earnings per share. The dilutive effect of convertible securities is reflected in diluted earnings per share by application of the “if converted” method. The dilutive effect of outstanding options and warrants and their equivalents is reflected in diluted earnings per share by application of the treasury stock method. In the years when the Company reports a loss, the effect would be anti-dilutive, and therefore, basic and diluted loss per share are the same.

Share Based Payments

The Company grants stock options to buy common shares of the Company to directors, officers, employees and service providers. The board of directors grants such options for periods of up to five years, with vesting periods determined at its sole discretion and at prices equal to or greater than the closing market price on the day preceding the date the options were granted. An individual is classified as an employee when the individual is an employee for legal or tax purposes (direct employee) or provides services similar to those performed by a direct employee.

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2014

The fair value of the share purchase options granted is measured using the Black-Scholes option pricing model taking into account the terms and conditions upon which the share purchase options were granted. At each statement of financial position reporting date, the amount recognized as an expense is adjusted to reflect the actual number of share purchase options that are expected to vest.

Valuation of Warrants

The Company values warrants issued as part of a private placement unit by allocating the proceeds from the issuance of units between common shares and common share purchase warrants on a pro-rata basis based on relative fair values as follows:

  The fair value of common shares is based on the closing market price on the date the units are issued; and

  The fair value of the common share purchase warrants is determined using the Black-Scholes pricing model.

The fair value attributed to the warrants is recorded in the share based payment reserve.

Equipment

Equipment is carried at cost less accumulated depreciation. Depreciation is charged so as to write-off the cost of these assets, less residual value, over their estimated useful economic lives on 50% declining balance basis, for automobiles, office furniture, computers and other equipment including software.

Financial Instruments

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument. Financial assets and liabilities are offset and the net amount is reported in the statement of financial position when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

Financial assets:

Financial assets are classified into one of the following categories:

  Fair value through profit or loss (“FVTPL”);

  Available for sale (“AFS”);

  Held-to-maturity (“HTM”); and

  Loans and receivables.

The classification is determined at initial recognition and depends on the nature and purpose of the financial asset.

(i)	FVTPL financial assets

Financial instruments are classified as FVTPL when the financial instrument is held for trading or is designated as FVTPL.

A financial instrument is classified as held for trading if:

  It has been acquired principally for the purpose of selling in the near future;

  It is part of an identified portfolio of financial instruments that the Company manages and has an actual pattern of short-term profit-making; or

  It is a derivative that is not designated and effective as a hedging instrument.

Financial instruments classified as FVTPL are stated at fair value with any resultant gain or loss recognized in profit or loss.

The Company has no financial assets classified as FVTPL.

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2014

(ii)	AFS financial assets

Investments held by the Company that are classified as AFS are stated at fair value. Gains and losses arising from changes in fair value are recognized directly in equity in the investments revaluation reserve. When an investment is disposed of or is determined to be impaired, the cumulative gain or loss previously recognized in the investments revaluation reserve is included in profit or loss for the period.

The fair value of AFS monetary assets denominated in a foreign currency is translated at the spot rate on the statement of financial position date. The change in fair value attributable to translation differences due to a change in amortized cost of the asset is recognized in profit or loss, while all other changes are recognized in equity.

The Company has no financial assets classified as AFS.

(iii)	HTM financial assets

Investments are recognized on a trade-date basis and are initially measured at fair value, including transaction costs. After initial recognition, the Company carries the assets at amortized costs less impairment. The Company assesses its intention and ability to hold its held-to-maturity investments to maturity not only when those financial assets are initially recognized, but also at the end of each subsequent reporting period. The Company has no HTM financial assets.

(iv)	Loans and receivable

Trade receivables, loans, and other receivables that have fixed or determinable payments that are not quoted in an active market are classified as loans and receivables.

Loans and receivables are initially recognized at the transaction value and subsequently carried at amortized cost less impairment losses. The impairment loss of receivables is based on a review of all outstanding amounts at year end. Bad debts are written off during the year in which they are identified. Interest income is recognized by applying the effective interest rate, except for short-term receivables when the recognition of interest would be immaterial.

The Company has classified receivables and cash as loans and receivables.

(v)	Effective interest method

The effective interest method calculates the amortized cost of a financial asset and allocates interest income over the corresponding period. The effective interest rate is the rate that discounts estimated future cash receipts over the expected life of the financial instrument, or, where appropriate, a shorter period.

(vi)	Derecognition of financial assets

A financial instrument is derecognized when:

  The contractual right to the asset’s cash flows expire; or

  If the Company transfers the financial instrument and all risks and rewards of ownership to another entity.

Financial liabilities:

Financial liabilities are classified into one of the following categories:

  Fair value through profit or loss (“FVTPL”); or

  Other financial liabilities.

The classification is determined at initial recognition and depends on the nature and purpose of the financial liability.

(i)	FVTPL financial liabilities

This category comprises derivatives, or liabilities acquired or incurred principally for the purpose of selling or repurchasing it in the near term. They are carried on the statement of financial position at fair value with changes in fair value recognized in the statements of comprehensive loss.

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2014

(ii)	Other financial liabilities

These are initially measured at fair value, net of transaction costs, and are subsequently measured at amortized cost using the effective interest method, with interest expense recognized on an effective yield basis. The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expenses over the corresponding period. The effective interest rate is the rate that exactly discounts estimated future cash payments over the expected life of the financial liability, or, where appropriate, a shorter period.

The Company has classified accounts payable, accrued liabilities, loans, loan payable to related party, convertible debt and liabilities associated with assets held for sale as other financial liabilities.

(iii)	Derecognition of financial liabilities

Financial liabilities are derecognized when the Company’s obligations are discharged, cancelled or they expire.

Impairment

Financial assets

At each reporting date, the Company assesses whether there is objective evidence that a financial asset is impaired. If such evidence exists, the Company recognizes an impairment loss as follows:

  Financial assets carried at amortized cost: The loss is the difference between the amortized cost of the loan or receivable and the present value of the estimated future cash flows, discounted using the instrument’s original effective interest rate. The carrying amount of the asset is reduced by this amount either directly or indirectly through the use of an allowance account.

  Available-for-sale financial assets: The impairment loss is the difference between the original cost of the asset and its fair value at the measurement date, less any impairment losses previously recognized in the statement of comprehensive loss. This amount represents the cumulative loss in accumulated OCI that is reclassified to the statement of comprehensive loss.

Impairment losses on financial assets carried at amortized cost are reversed in subsequent periods if the amount of the loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized. Impairment losses on available-for-sale equity instruments are not reversed.

Non-financial assets

At the end of each reporting period, the Company reviews the carrying amounts of its long lived assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the CGU to which the asset belongs. Where a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual CGUs, or otherwise they are allocated to the smallest group of CGUs for which a reasonable and consistent allocation basis can be identified.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted. If the recoverable amount of an asset or CGU is estimated to be less than its carrying amount, the carrying amount of the asset or CGU is reduced to its recoverable amount. An impairment loss is recognized in the statement of comprehensive loss.

Where an impairment loss subsequently reverses for assets with a finite useful life, the carrying amount of the asset or CGU is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset or CGU in prior periods. A reversal of an impairment loss is recognized in the statement of comprehensive loss

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2014

Compound Financial Instruments

Compound financial instruments issued by the Company comprise convertible promissory notes that can be converted into fixed number of common shares of the Company. The liability component of the compound financial instrument is recognized initially at the fair value of a similar liability that does not have any equity conversion option. The equity component is recognized as the difference between the fair value of the compound financial instrument as a whole and the fair value of the liability component. Any directly attributable transaction costs are allocated to the liability and equity components in proportion to their initial carrying amounts. Should a compound financial instrument have more than one equity component, transaction costs are allocated to the equity components in proportion to their respective fair values.

Subsequent to initial recognition, the liability component of a compound financial instrument is measured at amortized cost using the effective interest method. The equity component of a compound financial instrument is not re-measured subsequent to initial recognition.

Income Taxes

Income tax expense consists of current and deferred tax expense. Income tax expense is recognized in the statements of comprehensive loss.

Current tax expense is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at period end, adjusted for amendments to tax payable with regards to previous years.

Deferred taxes are recorded using the liability method. Under the liability method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that substantive enactment occurs.

A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. To the extent that the Company does not consider it probable that a deferred tax asset will be recovered, it provides a valuation allowance against the excess.

The following temporary differences do not result in deferred tax assets or liabilities:

  The initial recognition of assets or liabilities that do not affect accounting or taxable profit; and

  Goodwill.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset when they relate to income taxes levied by the same taxation authority.

4.	Significant Accounting Estimates and Judgments

The preparation of consolidated financial statements requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, profit and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and further periods if it affects both current and future periods.

Critical Accounting Estimates:

Significant estimates relate to, but are not limited to

Share based compensation

The Company provides compensation benefits to its employees, directors and officers through a stock option plan. The fair value of each option award is estimated on the date of the grant using the Black-Scholes option pricing model. Expected volatility is based on historical stock price volatility of comparable companies in a similar stage of life cycle as the

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2014

Company. The Company uses historical data to estimate option exercises and forfeiture rates within the valuation model. The risk-free interest rate for the expected term of the option is based on the yields of government bonds.

When the Company determines it necessary to modify the terms of the options, the Black-Scholes option pricing model is utilized at the date of the modification and uses the modified terms in order to calculate the incremental change in value of the original option.

Changes in these assumptions, especially the volatility and the expected life determination could have a material impact on the Company’s comprehensive loss for the year.

Warrant valuation

The Company grants warrants in conjunction with private placements and as compensation for debt financing arrangements. The fair value of each warrant granted is estimated on the date of the grant using the Black-Scholes option pricing model. Expected volatility is based on historical stock price volatility of comparable companies in a similar stage of life cycle as the Company. The Company uses historical data to estimate the timing of warrant exercises within the valuation model. The risk-free interest rate for the expected term of the warrant is based on the yields of government bonds. When the Company determines it necessary to modify the terms of a warrants, the Black-Scholes option pricing model is utilized at the date of the modification and uses the modified terms in order to calculate the incremental change in value of the original warrant if the warrants were originally issued as compensation.

Changes in these assumptions, especially the volatility and the expected life determination could have a material impact on the Company’s comprehensive loss for the year.

Promissory notes payable

The Company, from time to time, may grant convertible instruments as part of its financing and capital raising transactions. A compound financial instrument is a debt security with an embedded conversion option or attached warrants and requires the separate recognition of the liability and equity components. The fair value of the liability portion of the compound financial instrument is determined using a market interest rate for an equivalent debt instrument without the conversion feature. This amount is recorded as a liability and the remainder of the proceeds are allocated to the conversion option and attached warrants which are recognized in the conversion option reserves and share based payment reserves respectively. The change in the Company’s valuation methodology could result in a material impact on these consolidated financial statements.

Critical Judgments:

Assets held for sale and discontinued operations

Pursuant to the sales and purchase agreement dated 15 September 2014, the Company reached an agreement with Visionaire Invest AS, the owner of 49% of Visionaire Energy AS (“Visionaire Energy”), to sell the Company's 51% interest in Visionaire Energy to Visionaire Invest AS (Note 10). The operations of Visionaire Energy are therefore classified as discontinued operations held for sale. The transaction is subject to the approval from the shareholders of the Company.

The Company considered that Visionaire Energy met the criteria to be classified as held for sale on 30 June 2014 for the following reasons:

  The understanding between Visionaire Invest AS and the Company transpired by 30 June 2014.

  The shares of Visionaire Energy are available for immediate sale in their current condition.

  As at 30 June 2014, management expected the shareholders to approve the transaction within one year from 30 June 2014. An annual general meeting of shareholders is set for 5 December 2014.

Visionaire Energy also met the criteria for discontinued operations as Visionaire Energy's activity represents the sole business operations for the Company in Norway.

Recovery of deferred taxes

Judgment is required in determining whether deferred tax assets are recognized on the statement of financial position. Deferred tax assets require management to assess the likelihood that the Company will generate taxable income in future periods in order to utilize recognized deferred tax assets. Estimates of future taxable income are based on forecasted cash flows and the application of existing tax laws in each jurisdiction. The Company has not recognized any deferred tax assets on the statement of consolidated financial position as at 30 June 2014.

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2014

5.	New and Amended Standards and Interpretations

The Company has adopted the following new standards, along with any consequential amendments, effective 1 July 2013. These changes are made in accordance with the applicable transitional provisions.

IFRS 10 Consolidated Financial Statements

"IFRS 10" - Consolidated Financial Statements, was issued in May 2011 and has superseded the consolidation requirements in "SIC-12" - Consolidation – Special Purpose Entities, and IAS 27, Consolidated and Separate Financial Statements (“IAS 27”). IFRS 10 builds on existing principles by identifying the concept of control as a determining factor in whether an entity should be included within the consolidated financial statements of the parent company. The standard also provides additional guidance to assist in the determination of control where this is difficult to assess. The Company conducted its review of its subsidiary and non-wholly owned entities and determined that the adoption of IFRS 10 did not result in any change in the consolidation status of any of its subsidiaries and investees.

IFRS 11 Joint Arrangements

"IFRS 11" - Joint Arrangements, was issued in May 2011 and has superseded "IAS 31" - Joint Ventures. IFRS 11 provides for the accounting of joint arrangements by focusing on the rights and obligations of the arrangement, rather than its legal form. The Standard also eliminates the option to account for jointly controlled entities using the proportionate consolidation method. The Company does not have any joint arrangements and therefore the adoption of IFRS 11 did not have any impact on the Company’s consolidated financial statements.

IFRS 12 Disclosure of Interests in Other Entities

"IFRS 12" - Disclosure of Interests in Other Entities, was issued in May 2011 and is a comprehensive standard on disclosure requirements for all forms of interest in other entities, including subsidiaries, joint arrangements, associates and unconsolidated structured entities. The adoption of IFRS 12 resulted in certain incremental disclosures in these consolidated financial statements.

IFRS 13 Fair Value Measurement

"IFRS 13", Fair Value Measurements was issued in May 2011 and sets out, in a single IFRS, a framework for measuring fair value. IFRS 13 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This definition of fair value emphasizes that fair value is a market-based measurement, not an entity specific measurement. In addition, IFRS 13 also requires specific disclosures about fair value measurement. The adoption of IFRS 13 did not result in a significant impact on these consolidated financial statements.

IAS 1 Presentation of Items of Other Comprehensive Income

The amendments to IAS 1 introduce a grouping of items presented in OCI. Items that will be reclassified to profit or loss at a future point in time have to be presented separately from items that will not be reclassified. The amendments affect the presentation only and have no impact on the Company’s financial position or performance.

6.	Standards Issued but Not Yet Effective

Certain new standards, interpretations, amendments and improvements to existing standards were issued by the IASB or IFRIC. The standards that are applicable to the Company are as follows:

IFRS 9 Financial Instruments

This new standard is a partial replacement of IAS 39 “Financial Instruments: Recognition and Measurement”. IFRS 9 introduces new requirements for the classification and measurement of financial assets, additional changes relating to financial liabilities, a new general hedge accounting standard which will align hedge accounting more closely with risk management. The new standard also requires a single impairment method to be used, replacing the multiple impairment methods in IAS 39. IFRS 9 is effective for annual periods beginning on or after January 1, 2018 with early adoption permitted.

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2014

IFRIC 21 Levies

"IFIC 21", Levies sets out the accounting for an obligation to pay a levy that is not income tax. The interpretation addresses what the obligating event is that gives rise to pay a levy and when should a liability be recognized. The standard is effective for annual periods beginning on or after 1 January, 2014, with early application permitted. The Company is not currently subjected to significant levies and therefore expects that the impact from the adoption of the Interpretation will not be material.

7.	Capital Management

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue new business development and to maintain a flexible capital structure for its projects for the benefits of its stakeholders. The Company’s principal source of funds is from the issuance of common shares.

In the management of capital, the Company includes the components of shareholders’ equity as well as cash and receivables.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, enter into joint venture property arrangements, acquire or dispose of assets, or adjust the amount of cash and short-term investments.

The Company’s investment policy is to invest any excess cash in highly liquid short-term interest-bearing investments selected with regard to the expected timing of expenditures from continuing operations.

The Company is not subject to any externally imposed capital requirements and there was no change in the Company’s capital management during the year ended 30 June 2014.

8.	Financial Risk Management

The Company’s financial instruments are exposed to certain financial risks. The risk exposures and the impact on the Company’s financial instruments are summarized below.

Currency risk

The Company is primarily exposed to currency fluctuations relative to the U.S. dollar through expenditures that are denominated in foreign currencies. Also, the Company is exposed to the impact of currency fluctuations on its foreign currency monetary assets and liabilities.

The Company is exposed to foreign currency risk through the following financial assets and liabilities denominated in currencies other than U.S. dollars:

			Accounts
			payable and
			accrued
	Cash	Receivables	liabilities
30 June 2014	$	$	$
Canadian dollars	64	7,065	(93,955)
Indonesian Rupiah	990	-	(4,209)

30 June 2013
Canadian dollars	46	2,333	(136,030)
Indonesian Rupiah	22	-	-
Norwegian Krone	6,844	-	(1,711)

At 30 June 2014, with other variables unchanged, a 10% change in exchange rates would affect the loss by $9,004.

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2014

Credit risk

Credit risk is the risk of loss if a customer or third party to a financial instrument fails to meet its contractual obligations. The Company’s cash is held by reputable financial institutions. Receivables consist of goods and services taxes due from the Federal Government of Canada. Management believes that the credit risk concentration with respect to receivables is remote.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. Liquidity requirements are managed based on expected cash flows to maintain sufficient capital to meet short term obligations. As at 30 June 2014, the Company had a cash balance of $242,436 which is not sufficient to settle current liabilities of $1,533,448. Management is currently working on obtaining financing to meet these obligations and also on reaching alternative arrangements with relevant parties.

Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company has a positive cash balance and its debt bears interest at fixed rates. The Company has no significant concentrations of interest rate risk arising from operations.

9.	Investments

Tawau Green Energy Sdn. Bhd (“TGE”)

On 7 May 2012, the Company entered into an option agreement and acquired 300,000 shares of TGE for 6,000,000 Malaysian Ringgit (“MYR”) ($1,965,600). TGE is a privately held company based in Malaysia and is in the business of developing geothermal energy. Under the terms of the agreement, the first MYR 3,000,000 were required to be paid by the 1st anniversary of the agreement, 7 May 2013. The remaining MYR 3,000,000 of the investment could optionally be earned through the Company’s expenditures on a mutually agreed upon work program by the first anniversary of the agreement, or if not the Company was required to return a proportionate amount from its 300,000 TGE shares to the seller. By 7 May 2013, the Company had invested a total of $114,769 in TGE. On 20 May 2013, the Company returned all 300,000 of the TGE shares and wrote off its investment in TGE.

Visionaire Energy AS ("Visionaire Energy")

On 4 June 2013, the Company acquired 51% of the shares of Visionaire Energy, a privately held Norwegian holding company by issuing 20,000,000 of its common shares at a value of $900,000 to Visionaire Invest AS (the “Vendor”). Visionaire Energy is an inactive, holding entity with its principal assets being its shareholdings in two separate, privately owned, offshore oil and gas service providers both based in Bergen, Norway. Visionaire Energy owns a 49% equity interest in VTT Maritime AS (“VTT”) and a 41% equity interest in RADA Engineering and Consulting AS (“RADA”). Visionaire Energy exerts significant influence over both VTT and RADA, and accounts for them using the equity method.

The allocation of the purchase price and the reconciliation of the balance as at 30 June 2013 is as follows:

Fair value of the shares issued	$900,000
Cash acquired	(6,844)
Payable to related party assumed	1,711
Non-controlling interest	(69,635)
Equity income from affiliate	37,143
Value of investment on 30 June 2013	$862,375

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2014

The movement in the investment during the year is as follows:

Value of investment on 30 June 2013	S	862,375
Equity loss from affiliate		(303,165)
Foreign currency translation		(142)
Reclassification as held for sale (Note 10)		(559,068)
Value of investment on 30 June 2014		$-

Ruaha River Power Company Limited ("Ruaha")

On 30 April 2014, the Company received 4,250,000 fully paid-up ordinary shares of Ruaha, a renewable energy power developer based in Tanzania, representing a 42.5% interest. The Company has not capitalized any amount for its investment in Ruaha, a Tanzanian company, as the entity is currently inactive and has no assets

On 11 October, 2014, two shareholders of Ruaha withdrew as shareholders and returned their shares for cancellation. The Company, as a result, now owns 58.6% of such shares providing it with controlling interest in Ruaha effective 11 October 2014. Ruaha remains inactive and the increased ownership interest in the entity is not expected to have a material impact on the consolidated records of the Company until Ruaha commences operations.

10.	Discontinued Operations Held for Sale

Pursuant to a sales and purchase agreement dated 15 September 2014, the Company reached an agreement with the Vendor to sell its 51% interest in Visionaire Energy for $200,000 cash and the return of 20,000,000 common shares of the Company. The operations of Visionaire Energy have been classified as discontinued operations held for sale.

The agreement is subject to the approval of the shareholders at an annual meeting to be held on 5 December 2014, whereupon closing shall occur immediately thereupon as provided for in the sales and purchase agreement.

The discontinued results of Visionaire Energy are presented below:

	Year Ended	Year Ended
	30 June 2014	30 June 2013
	$	$
Office expenses	(518)	-
Professional fees	(8,293)	-
Equity income (loss) from investment in associates	(303,165)	37,143
Interest income	4	-
Income (loss) from discontinued operations	(311,972)	37,143
Attributable to non-controlling interest	152,866	(18,200)
Income (loss) attributable to the shareholders of the Company	(159,106)	18,943

The major classes of assets and liabilities of Visionaire Energy classified as held for sale as at 30 June 2014 are as follows:

Cash	$6,528
Investment	559,068
Assets held for sale	$565,596

Accounts payable	$10,296
Liabilities associated with assets held for sale	$10,296

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2014

Visionaire Energy received $4 in interest income during the year ended 30 June 2014 (30 June 2013 - $nil) and incurred a foreign exchange loss on its cash balance held in Norwegian Kroner of $320. There were no other transactions impacting the operating, investing and financing cash flows of Visionaire Energy.

The basic and diluted loss per share pertaining to the discontinued operations of Visionaire Energy was as follows:

	Year Ended	Year Ended
	30 June 2014	30 June 2013
Basic and diluted loss per share	$-	$-

11.	Loans

On 7 November 2013, the Company issued a promissory note for proceeds of $100,000 which was repaid in its entirety on 14 March 2014.

On 3 March 2014, the Company received proceeds of $750,000 in the form of an interest free loan. On 22 August 2014, the $750,000 loan was converted into 15,000,000 common shares at a price of $0.05 per share.

12.	Convertible Debt

Total
$
Balance on 30 June 2012	269,645
Interest	60,245
Conversion rights - amendments	(2,000)
Additional consideration warrants - amendment	(16,719)

Balance on 30 June 2013	311,171
Interest	127,532
Conversion rights - amendments	(46,000)
Additional consideration warrants - amendment	(17,813)

Balance on 30 June 2014	374,890

On 21 September 2011, the Company issued a convertible promissory note for proceeds of $250,000. The note principal was convertible, at the election of the holder, at any time during its term into 3,125,000 common shares of the Company. Any unpaid interest thereupon is also convertible, at the option of the holder, at the same conversion rate. As additional consideration, the Company issued 1,562,500 warrants (“the additional consideration warrants”) to the note holder, exercisable at $0.12 per share up to 22 September 2013, the original maturity date.

The note originally accumulated interest at a rate of 10% per annum or at 15% per annum in the event of default of payment. On 21 November 2012, the Company reached an agreement with the note holder that increased the interest rate retroactively to 18%, extended the maturity date to 21 March 2013, and reduced the conversion price from $0.08 to $0.05 per share. This amendment to the terms of the note resulted in an incremental value of $1,000.

On 21 May 2013, the Company reached an agreement with the note holder that extended the maturity date to 21 September 2013, extended the term of the additional consideration warrants to 21 March 2015, and reduced the exercise price of the additional consideration warrants to $0.08.This amendment to the terms of the note resulted in an incremental value of $1,000 and the amendment to the terms of the additional consideration warrants resulted in an incremental value of $16,719.

On 4 October 2013, the Company reached an agreement with the note holder that extended the maturity date to 15 November 2013. This amendment to the terms of the note resulted in an incremental value of $8,500.

On 12 December 2013, the Company reached an agreement with the note holder that extended the maturity date to 31 January 2014 and reduced the exercise price of the additional consideration warrants to $0.05. This amendment to the terms of the note resulted in an incremental value of $31,500 and the amendment to the terms of the additional consideration warrants resulted in an incremental value of $10,782.

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2014

On 31 March 2014, the Company reached an agreement with the note holder that extended the maturity date to 30 April 2014 and extended the term of the additional consideration warrants to 31 December 2015. This amendment to the terms of the note resulted in an incremental value of $6,000 and the amendment to the terms of the additional consideration warrants resulted in an incremental value of $7,031.

On 28 July 2014, the Company reached an agreement with the note holder to extend the maturity date of the promissory note to 30 September 2014 without any additional consideration. The convertible promissory note is in default as of the date of these consolidated financial statements.

The incremental value of the conversion rights of the note and the additional consideration warrants were calculated using the Black-Scholes model with the following assumptions:

		Additional
	Conversion	Consideration
Fiscal 2013	Rights	Warrants
Expected dividend yield	Nil	Nil
Expected stock price volatility	86%	86%
Risk-free interest rate	0.11%	0.21%
Expected life (years)	0.34 – 1.83	1.83

		Additional
	Conversion	Consideration
Fiscal 2014	Rights	Warrants
Expected dividend yield	Nil	Nil
Expected stock price volatility	86%	86%
Risk-free interest rate	0.05%	0.30%
Expected life (years)	0.09 – 0.14	1.27 – 1.76

13.	Share Capital

Authorized Share Capital

500,000,000 common shares without par value and without special rights or restrictions attached.

500,000,000 preferred shares without par value and without special rights or restrictions attached.

Shares issued

Year ended 30 June 2014

On 25 July 2013, a private placement was completed for 500,000 units for total proceeds of $25,000. Each unit consists of one common share of the Company and one-half share purchase warrant. Each warrant has a term of three years and an exercise price of $0.10 per share. The Company allocated $19,623 to common shares and $5,377 to the share purchase warrants based on management’s estimate of relative fair values.

On 21 October 2013, a private placement was completed for 300,000 units for total proceeds of $15,000. Each unit consists of one common share of the Company and one share purchase warrant. Each warrant has a term of three years and an exercise price of $0.10 per share. The Company allocated $11,215 to common shares and $3,785 to the share purchase warrants based on management’s estimate of relative fair values.

Year ended 30 June 2013

On 7 January 2013, the Company completed a private placement of 2,975,000 units with a purchase price of $0.02 per unit. 1,500,000 of the units, valued at $30,000, were issued to officers of the Company to extinguish debt of $30,000. The remaining proceeds of $29,500 were received in cash. Each unit consists of one common share of the Company and one share purchase warrant. Each warrant has a term of two years and an exercise price of $0.05 per share. The Company allocated $48,572 to common shares and $10,928 to the share purchase warrants based on management’s estimate of relative fair values.

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2014

On 4 June 2013, the Company issued 20,000,000 shares of its common stock with a fair value of $900,000, in exchange for a 51% interest of the authorized and outstanding shares of Visionaire Energy (Note 9).

On 28 June 2013, a private placement was completed for 300,000 units for total proceeds of $15,000. Each unit consists of one common share of the Company and one-half share purchase warrant. Each warrant has a term of three years and an exercise price of $0.10 per share. The Company allocated $10,190 to common shares and $4,810 to the share purchase warrants based on management’s estimate of relative fair values.

Stock options

The shareholders of the Company approved an incentive stock option plan on 30 November 2012 under which the Board of Directors may, from time to time, grant options to directors, officers, employees or consultants. Options granted must be exercised within a period as determined by the board. Options vest on the grant date unless otherwise determined by the board. The aggregate number of common shares which may be reserved as outstanding options shall not exceed 25,000,000, and the maximum number of options held by any one individual at any one time shall not exceed 7.5% of the total number of the Company's issued and outstanding common shares and 15% of same for all related parties (officers, directors, and insiders) as a group.

		Weighted Average
	Number of	Exercise Price
	Options	$ per Share
Outstanding on 30 June 2012	16,340,000	0.06
Granted	7,800,000	0.05
Expired	(8,340,000)	0.07
Outstanding on 30 June 2013 and 30 June 2014	15,800,000	0.05

On 4 January 2013, a total of 7,800,000 stock options were granted to directors, officers and consultants of the Company, with an exercise price of $0.05 and a term expiring on 31 December 2015. The fair value of these stock options is $52,250, which was charged to the statement of comprehensive loss as share based payments expense during the year ended 30 June 2013.

The fair value of the options granted was estimated using the Black-Scholes option pricing model, with the following assumptions:

Year Ended
30 June 2013
Expected dividend yield	Nil
Expected stock price volatility	86%
Risk-free interest rate	0.27%
Expected life of warrants (years)	2.99

A summary of the Company’s options outstanding on 30 June 2014 is as follows, and in total have a weighted average remaining contractual life of 1.12 years:

Options	Options	Exercise	Expiry
Outstanding	Exercisable	Price	Date
8,000,000	8,000,000	$0.05	31 March 2015
7,800,000	7,800,000	$0.05	31 December 2015

15,800,000	15,800,000

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2014

Warrants

		Weighted Average
	Number of	Exercise Price
	Warrants	$ per Share
Outstanding on 30 June 2012	20,780,500	0.15
Granted	3,125,000	0.05
Expired	(12,350,000)	0.19
Outstanding on 30 June 2013	11,555,500	0.06
Granted	2,550,000	0.06
Expired	(2,643,000)	0.05

Warrants outstanding on 30 June 2014	11,462,500	0.05

On 7 January 2013, a total of 2,975,000 share purchase warrants were granted in conjunction with the Company’s private placement, with an exercise price of $0.05 and term expiring in two years from the date of grant. The total value of the warrants was $13,388 which was utilized to allocate $10,928 of the total amount of $59,500 to share based payment reserve.

On 28 June 2013, a total of 150,000 warrants were granted in conjunction with the Company’s private placement, with an exercise price of $0.10 and a term expiring in three years from the date of grant. The total value of the warrants was $7,080 which was utilized to allocate $4,810 of the total proceeds of $15,000 to share based payments reserve.

On 25 July 2013, a total of 250,000 warrants were granted in conjunction with the Company’s private placement, with an exercise price of $0.10 and a term expiring in three years from date of grant. The total value of the warrants was $13,700 which was utilized to allocate $5,377 of the total proceeds of $25,000 to share based payment reserve.

On 1 October 2013, the Company granted a total of 2,000,000 share purchase warrants as total compensation to two arm’s length parties in exchange for investor relations and other financial services to the Company. Each warrant has a term of one year and an exercise price of $0.05 per common share. The Company calculated the value of these warrants to be $20,877 which was charged to the statement of loss and comprehensive loss as share-based payments.

On 21 October 2013, a total of 300,000 warrants were granted in conjunction with the Company’s private placement, with an exercise price of $0.10 and a term expiring in three years from the date of the grant. The total value of the warrants was $4,050 which was utilized to allocate $3,785 of the total proceeds of $15,000 to share based payments reserve.

The fair value of the warrants granted was estimated using the Black-Scholes option pricing model, with the following assumptions:

	Year Ended	Year Ended
	30 June 2014	30 June 2013
Expected dividend yield	Nil	Nil
Expected stock price volatility	86%	86%
Risk-free interest rate	0.21%	0.29%
Expected life of warrants (years)	1.43	2.05

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2014

A summary of the Company’s warrants outstanding on 30 June 2014 is as follows, and in total have a weighted average remaining contractual life of 1.05 years:

Number of Shares	Price Per Share	Expiry Date
2,600,000	$0.05	7 January 2015
375,000	$0.05	15 January 2015
250,000	$0.08	15 March 2015
1,562,500	$0.05	31 December 2015
3,975,000	$0.05	31 December 2015
150,000	$0.10	28 June 2016
250,000	$0.10	28 July 2016
2,000,000	$0.05	30 September 2014
300,000	$0.10	21 October 2016
11,462,500

On 30 September 2014, 2,000,000 share purchase warrants exercisable at $0.05 per share expired without exercise.

14.	Related Party Transactions

a)	Transactions with related parties and related party balances

As at 30 June 2014, $298,400 (30 June 2013 - $260,925) was payable to officers of the Company. This amount is included in accounts payable and is unsecured, non-interest bearing and has no specific terms for repayment.

As at 30 June 2014, there was an unsecured loan bearing interest at the rate of 10% per annum payable to an officer of the Company of $nil (30 June 2013 - $27,107). During the year ended 30 June 2014, the Company repaid the loan with interest in the amount of $1,376 (30 June 2013 - $733).

b)	Compensation of key management personnel

During the year ended 30 June 2014, the Company paid or accrued management fees to officers of the Company in the amount of $270,000 (2013 - $270,000).

During the year ended 30 June 2014, management compensation for share-based payments amounted to $nil (2013 - $26,796) as calculated using the Black-Scholes model. The amount represents the expense on 4,000,000 stock options granted to the directors and officers during the year ended 30 June 2013.

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2014

15.	Income Taxes

The Company is domiciled in Canada and is therefore subject to tax on estimated assessable profit at the rate of 26.00% (2013 – 25.00%). The Company has no assessable profit in Canada.

The tax expense at statutory rates for the Company can be reconciled to the reported income taxes per the consolidated statement of loss and comprehensive loss as follows:

	Year Ended	Year Ended
	30 June 2014	30 June 2013
	$	$
Loss before income taxes	(786,623)	(718,315)
Federal and provincial statutory tax rate	26.00%	25.00%
Income tax recovery based on the above rates	(204,522)	(179,579)
Non-deductible expenses and other	260,235	45,746
Expiry of tax losses	108,024	-
Losses and temporary differences for which no
tax benefit has been recorded	(163,737)	133,833
Total income taxes	-	-

The Company’s unrecognized deferred tax assets are as follows:

	30 June 2014	30 June 2013
	$	$
Non-capital losses	1,893,812	1,967,048
Capital losses	432,065	466,497
Resource properties	464,680	509,467
Capital assets	167,531	177,112
Share issue costs and other	12,055	13,756
Total unrecognized deferred tax assets	2,970,143	3,133,880

In assessing the recoverability of deferred tax assets other than deferred tax assets resulting from the initial recognition of assets and liabilities that do not affect accounting or taxable profit, the Company’s management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

The Company has non-capital loss carry-forwards of approximately $7,284,000 that may be available for tax purposes in Canada and Norway as follows:

Continental Energy Corporation
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US Dollars)
30 JUNE 2014

	Canada	Norway
	$	$
2015	330,000	-
2027	1,373,000	-
2028	1,237,000	-
2029	1,321,000	-
2030	766,000	-
2031	531,000	-
2032	551,000	-
2033	558,000	-
2034	608,000	-
No Expiry	-	9,000

Non-capital loss carry-forwards	7,275,000	9,000

16.	Supplemental cash flow information

		Year ended	Year ended
Non-Cash Investing and	Note	30 June 2014	30 June 2013
Financing Activities		$	$
Conversion option and additional consideration warrant amendments	12	63,813	-
Shares issued on acquisition of investment	9	-	900,000
Shares issued in settlement of debt	13	-	30,000

17.	Segmented Information

The Company's long-term assets are segmented on a geographical basis as follows:

	Year Ended	Year Ended
	30 June 2014	30 June 2013
Geographic Segment	$	$
Europe	-	862,375
Southeast Asia	5,845	9,403
Total Non-Current Assets	5,845	871,778

18.	Subsequent Events

On 4 August 2014, the Company completed a private placement consisting of 2,400,000 common shares at a price of $0.05 per share for total proceeds of $120,000.

MANAGEMENT’S DISCUSSION & ANALYSIS
FORM 51-102F1
CONTINENTAL ENERGY CORPORATION
For the Fourth Quarter and Fiscal Year Ended 30 June 2014

MD&A AND REPORT DATE

The following management discussion and analysis (“MD&A”) has been prepared by the management of Continental Energy Corporation (the "Company”) as at 22 October 2014 (the "Report Date"). This MD&A forms a part of the Company's consolidated financial statements for the 30 June 2014 end of both the fourth quarter and the fiscal year.

This MD&A complements the Company’s separate quarterly MD&A filings already made on Form 51-102F1 and filed for each one of the first three quarters of the Company's 2014 fiscal year ended 30 September 2013, 31 December 2013 and 31 March 2014.

This MD&A is also intended to be read in conjunction with the Company's annual consolidated financial statements and auditors report for the fiscal year ended 30 June 2014 that are published and filed herewith.

All financial information presented herein has been prepared in accordance with accounting policies consistent with International Financial Reporting Standards (“IFRS”) promulgated by the International Accounting Standards Board ("IASB"). All amounts disclosed are in United States dollars unless otherwise stated.

THE PAST QUARTER

As used in this MD&A, the phrase “Past Quarter” refers to the three month period ended 30 June 2014 which marks the end of the fourth quarter of the Company’s annual fiscal year also ended 30 June 2014.

NATURE OF THE COMPANY'S BUSINESS

The Company has historically been an oil and gas exploration company engaged in the assembly of a portfolio of oil and gas exploration properties. During the fourth fiscal quarter ended 30 June 2013, the Company expanded its business into the oil and gas offshore service industry by acquiring a controlling interest in a private Norwegian holding company that owns minority interests in two oil and gas service and support businesses.

During the fourth fiscal quarter ended 30 June 2014, the Company began diversifying into a broader range of energy provider activities by entering into an early stage consortium focused on developing small scale, distributed hydropower, biomass, and solar energy solutions in underserved rural markets.

HIGHLIGHTS OF THE PAST QUARTER

Significant events, possibly having material effect on the business affairs of the Company which have occurred during the Past Quarter are summarized below:

New Affiliate in Tanzania
With effect from 30 April 2014, the Company acquired a 42.5% equity interest in Ruaha River Power Company Ltd. ("Ruaha Power"), a renewable energy power developer based in Dar es Salaam, Tanzania. Ruaha Power develops small to mid-sized power projects with the intent of acting as an independent power producer and distribution network operator of off-grid isolated mini-grids ("Mini-Grids"). Ruaha Power is committed to profitably developing and operating its Mini-Grids by selling electrical power directly to consumers at pre-pay meters in the vast underserved rural and small urban markets of Tanzania. Ruaha Power is currently developing a biomass, solar PV, diesel hybrid Mini-Grid at Malolo village in central Tanzania. It is also conducting a feasibility study on a 25MW development of grid-connected generation capacity at potential run-of-river hydropower sites on Tanzania's Lukosi River.

The Company owns a 42.5% stake in Ruaha Power and is its single largest shareholder. A private American development company, Pan African Management and Development Company, Inc. owns 30% and two Tanzanian companies, Kastan Mining PLC and Kitonga Electric Power Company own 12.5% and 15% respectively. The Company earned its fully paid-up stake in Ruaha Power for its technical contributions to the initial geotechnical evaluation and feasibility study work on Ruaha Power's Lukosi River hydropower project performed by the Company from its Jakarta office. The Company's Chairman and CEO also serves as the Chairman and CEO of Ruaha Power.

2013 AGM Results
The Company held its 2013 annual general meeting on 23 May 2014 and all resolutions brought before the meeting were approved by the shareholders.

Cease Trade Orders
As a result of the delinquent filing of the Company’s audited annual consolidated financial statements for the fiscal year ended 30 June 2013 and subsequent quarterly filings, the British Columbia Securities Commission issued a cease trade order on December 23, 2013 and the Alberta Securities Commission issued a similar cease trade order on 26 March 2014. These orders prohibited the trading of the Company’s securities in Canada until the Company's 2013 annual and subsequent quarterly filings were brought current and revocation orders were issued by both Commissions. On 2 May 2014, the Company cured the deficiencies pertaining to the cease trade orders issued by the British Columbia Securities Commission and the Alberta Securities Commission with its 23 April 2014 and 2 May 2014 filings on SEDAR of the required financial statements. On 5 May 2014, the Company made application for revocation of the cease trade orders. As of 30 June 2014, the revocation orders had not been received.

Share Purchase Warrants Activity During the Past Quarter
During the Past Quarter, the following activity involving the Company’s share purchase warrants occurred:

Exercises - No outstanding share purchase warrants were exercised.

New Issues – No new share purchase warrants were granted.

Expiry– No share purchase warrants expired.

Amendments – No amendments were made to the terms of any outstanding share purchase warrants.

Incentive Stock Options Activity During the Past Quarter
During the Past Quarter, the following activity involving the Company’s incentive stock options occurred:

Exercises - No outstanding incentive stock options were exercised.

New Grants – No new incentive stock options were granted.

Expiry – No outstanding incentive stock options expired.

Amendments – No amendments were made to the terms of any outstanding incentive stock options.

Common Share Conversion Rights Activity During the Past Quarter
During the Past Quarter, the following activity involving the common share conversion rights issued by the Company occurred:

Exercises - There were no exercises of outstanding common share conversion rights.

New Issues – There were no new common shares conversion rights issued.

Expiry – No outstanding common shares conversion rights expired.

Amendments – There were no amendments to the terms of any outstanding common share conversion rights.

Shares Issues During the Past Quarter
During the Past Quarter, there were no new shares issued.

SHAREHOLDING AT THE END OF THE PAST QUARTER - 30 JUNE 2014

Nil	preferred shares were issued and outstanding.
123,615,381	common shares were issued and outstanding.
15,800,000	unexercised common share stock options were issued and outstanding.
11,462,500	unexercised common share warrants were issued and outstanding.
5,000,000	common shares were reserved against conversion of a $250,000 note.

SUBSEQUENT EVENTS TO PAST QUARTER END

Significant events possibly having material effect on the business affairs of the Company which have occurred since the end of the Past Quarter but prior to the Report Date include the following:

Cease Trade Orders
On 23 July 2014, the British Columbia Securities Commission and the Alberta Securities Commission issued orders revoking their cease trade orders against the Company issued on 23 December 2013 and 26 March 2014, respectively.

Convertible Promissory Note
On 28 July 2014, the Company and the holder of the convertible promissory note agreed to amend the note by extending the maturity date to 30 September 2014.

Private Placements
On 4 August 2014, the Company completed a private placement consisting of 2,400,000 common shares at an issue price of $0.05 per share for total proceeds of $120,000. On 22 August 2014, a $750,000 interest free loan was converted into a private placement of 15,000,000 common shares at an issue price of $0.05 per share.

Sale of Norwegian Subsidiary
On 15 September 2014, the Company entered into a sale and purchase agreement to sell its 51% equity interest in Visionaire Energy AS to Visionaire Invest AS for total consideration of $1.2 million consisting of 20 million Company shares plus $200,000 in cash. The sale transaction is subject to approval of the shareholders to be sought at the Company's 2014 AGM scheduled for 5 December 2014.

Annual General Meeting Scheduled
On 29 September 2014, the Company published and filed on SEDAR, its notice of record date and meeting date for its annual general meeting for the fiscal year ended 30 June 2014. The record date for rights to vote is 24 October 2014. The meeting is set for 5 December 2014 and will be held at the boardroom of the Company's transfer agent in Vancouver.

Shareholder Changes in Tanzanian Affiliate
With effect on 11 October 2014, the four founding shareholders of the Company’s affiliate in Tanzania, Ruaha River Power Company Limited, (“Ruaha Power”) entered a termination agreement which terminated the original shareholders agreement dated 30 April 2014. Pursuant to the termination agreement, two founding shareholders withdrew and returned their shares to Ruaha Power for cancellation. The two remaining founding shareholders consequently hold 100% of the 7,250,000 issued and outstanding shares of Ruaha Power. At the Report Date the Company owns 4,250,000 shares representing an equity interest of 58.6% and Pan African Management and Development Company, Inc. a Delaware based American company owns 3,000,000 shares representing 41.4%.

Share Purchase Warrants Activity: Since the End of the Past Quarter and Up to the Report Date

Exercises - No outstanding share purchase warrants were exercised.

New Issues –No new warrants were issued.

Expiry–An amount of 2,000,000 share purchase warrants expired in accordance with their terms on 30 September 2014.

Amendments – No amendments were made to the terms of any outstanding share purchase warrants.

Incentive Stock Options Activity: Since the End of the Past Quarter and Up to the Report Date

Exercises - No outstanding incentive stock options were exercised.

New Grants – No new incentive stock options were granted.

Expiry – No outstanding incentive stock options expired.

Amendments – No amendments were made to the terms of any outstanding incentive stock options.

Common Share Conversion Rights Activity: Since the End of the Past Quarter and Up to the Report Date

Exercises - There were no exercises of outstanding common share conversion rights.

New Issues – There were no new common shares conversion rights issued.

Expiry – No outstanding common shares conversion rights expired.

Amendments – There were no amendments to the terms of any outstanding common share conversion rights.

Shares Issues: Since the End of the Past Quarter and Up to the Report Date
The Company issued 17,400,000 new common shares pursuant to two private placements described above.

SHAREHOLDING AT THE REPORT DATE

Nil	preferred shares were issued and outstanding.
141,015,381	common shares were issued and outstanding.
15,800,000	unexercised common share stock options were issued and outstanding.
9,462,500	unexercised common share warrants were issued and outstanding.
5,000,000	common shares were reserved against conversion of a $250,000 note.

RESULTS OF OPERATIONS FOR THE PAST QUARTER AND FISCAL YEAR ENDED 30 JUNE 2014

Selected Annual Information for Last Three Fiscal Years
The following table sets out selected annual financial information for the Company and is derived from its audited, consolidated financial statements for the last three fiscal years ended 30 June 2014, 2013 and 2012 respectively.

US$	2014	2013	2012
Revenue	Nil	Nil	Nil

Income (Loss) Attributable to the Shareholders of the Company
From Continuing Operations	(627,517)	(737,258)	(1,846,559)
From Discontinued Operations	(159,106)	18,943	Nil
Total for the Year	(786,623)	(718,315)	(1,846,559)

Income (Loss) Attributable to the Non-Controlling Interests
From Continuing Operations	Nil	Nil	Nil
From Discontinued Operations	(152,866)	18,200	Nil
Total for the Year	(152,866)	18,200	Nil

Net Loss for the Year	(939,489)	(700,115)	(1,846,559)

Basic and Diluted Loss per Share

Attributable to the Shareholders of the Company
From Continuing Operations	(0.01)	(0.01)	(0.02)
Total	(0.01)	(0.01)	(0.02)

Total Assets	845,499	896,627	298,144
Total Long-Term Liabilities	Nil	Nil	Nil
Dividends Declared	Nil	Nil	Nil

The significantly higher loss in fiscal 2012 was primarily due to the estimates applied in the Black-Scholes option pricing model for the recognition of the share-based payments expense and the financing fee attributable to the modification in the terms of certain outstanding share purchase warrants during that year. These additional costs were $800,926. During fiscal 2012, the Company also issued common shares in settlement of certain of its accounts payable and as a result of the recognition of such common shares at fair value on the date of their issuance, the Company recognized an additional loss of $368,000. Please see the table in the following section for an analysis of the Company’s quarterly results in fiscal 2014 compared to those of fiscal 2013.

Summary of Quarterly Results for Last Eight Quarters
The following table sets out selected quarterly financial information for the Company and is derived from its unaudited quarterly financial statements prepared by management for the last eight quarters. The Company does not have any revenues.

US$		Total	Attributable to the Shareholders of the Company
				Income (loss)
				from	Basic & Diluted per
				Continuing	Share
		Net Income (loss)	Income (loss)	Operations	Income (Loss)
4th	Quarter 2014	(89,934)	(124,372)	(160,216)	(0.00)
3rd	Quarter 2014	(318,556)	(239,332)	(156,874)	(0.00)
2nd	Quarter 2014	(341,133)	(254,287)	(163,897)	(0.00)
1st	Quarter 2014	(189,866)	(168,632)	(146,530)	(0.00)
4th	Quarter 2013	47,508	29,308	10,365	0.00
3rd	Quarter 2013	(446,450)	(446,450)	(446,450)	(0.00)
2nd	Quarter 2013	(144,702)	(144,702)	(144,702)	(0.00)
1st	Quarter 2013	(156,471)	(156,471)	(156,471)	(0.00)

Quarterly results will vary in accordance with the Company’s business and financing activities. The Company’s primary source of funding is through the issuance of share capital. When the capital markets are depressed, the Company’s activity level normally declines accordingly. As capital markets strengthen and the Company is able to secure equity financing with favorable terms, the Company’s business activity levels increase.

The Company accounts for its Norwegian affiliates, VTT Maritime AS (“VTT”) and RADA Engineering and Consulting AS (“RADA”) (together “Affiliates”) using the equity accounting method. The operations of these affiliates impact the quarterly results of the Company. During the Past Quarter, as a result of the upcoming sale of the 51% equity interest in Visionaire Energy AS, an entity consolidated in the records of the Company and which in turn exerts significant influence over the operations of VTT and RADA, the equity income (loss) attributable to the Company is disclosed as discontinued operations in the Company’s financial statements for the year ended 30 June 2014.

Another factor that affects the Company’s reported quarterly results are write-downs or write-offs of capitalized assets and its investments. The Company will write-down or write-off capitalized assets when no further work is warranted and also write-down or write-off its balances in investees if it determines that capitalized balances of these investments are impaired. The size and timing of these write-downs and write-offs cannot typically be predicted and affect the Company’s quarterly results. The Company regularly reviews its properties and investments for any indications of impairment.

Non-cash costs such as those attributable to calculated valuations of share based payments expenses and financing fees also affect the size of the Company’s quarterly income (loss).

COMPARATIVE RESULTS OF OPERATIONS - CURRENT AND PRIOR FISCAL YEAR

For the 12 months and Fiscal Year ended 30 June 2014 (the “2014 Year”) and the
For the 12 months and Fiscal Year ended 30 June 2013 (the “Prior Year”)
---------------------------------------------------------------------------------------------------------------------------------------

a)

Overall, the Company incurred a loss of $939,489 from operations during the 2014 Year compared to a loss of $700,115 during the Prior Year, an increase of $239,374. The increase in loss was primarily due to the operations of the Company’s Affiliates, VTT and RADA. The Company uses the equity method to account for its portion of the operations of these Affiliates and recorded a loss of $311,972 during 2014 Year while in the Prior Year, the Company recorded an income of $37,143. As a result of the sale of the Company’s 51% interest in Visionaire Energy AS effective 30 June 2014, the operations of VTT and RADA are presented as discontinued operations in the Company’s financial statements for the year ended 30 June 2014. The presentation of the comparative amounts in the Prior Year was also updated to reflect the classification of VTT and RADA as discontinued operations.

b)

Interest expense during the 2014 Year was $135,354 compared to $66,055 during the Prior Year, attributable largely to increased interest charges on the Company's convertible debt due to various modifications to its terms made during the 2014 Year.

c)

Share-based payment expense was $ 20,877 in the 2014 Year compared to $52,250 in the Prior Year due to a reduction in the number and calculated value of new option grants and warrants issued during the respective periods.

d)	The Company’s administrative costs were generally lower compared to the Prior Year due to the Company’s reduced administrative activity in the 2014 Year.

e)	During the Prior Year, the Company returned 300,000 common shares of Tawau Green Energy Sdn. Bhd. that it had acquired in fiscal 2012, and wrote off the cost of its investment of $114,769.

f)	The Company incurred a loss per share of $0.01 in both the 2014 Year and the Prior Year.

g)

Cash used in operating activities during the 2014 Year was $533,013 compared to $189,464 used in the Prior Year. The Company was able to generate more funds in 2014 Year and make the relevant payments towards its administrative costs.

h)	Cash used in investing activities during the 2014 Year was $1,219 compared to cash acquired of $15,544 during the Prior Year through investment and from the net proceeds on the sale of equipment.

i)

Financing activities during the 2014 Year provided net cash proceeds of $761,517 primarily from a $750,000 loan and a $40,000 private placement compared to net cash proceeds of $42,948, resulting primarily from a $44,500 private placement during the Prior Year. The Company paid principal payments towards loans from the Company’s CEO of $26,599 in the 2014 Year compared to $1,552 in the Prior Year.

COMPARATIVE RESULTS OF OPERATIONS - CURRENT AND PRIOR QUARTERS

For the 3 Months and Fourth Quarter ended 30 June 2014 (the “Current Quarter”) and the
For the 3 Months and Fourth Quarter ended 30 June 2013 (the “Comparative Quarter”)
-----------------------------------------------------------------------------------------------------------------------------------------------------

a)

Overall, the Company incurred a loss of $89,934 from operations during the Current Quarter compared to an income of $47,508 during the Comparative Quarter, a difference of $137,442 which is primarily due to the estimates applied in the Black-Scholes option pricing model related to share-based payments expense and finance fees – warrants. During the Comparative Quarter, the Company accounted for a change in estimate for such costs which resulted in a total gain during the Comparative Quarter of $254,982. The Company did not incur such non-cash costs during the Current Quarter.

b)

Interest expense during the Current Quarter was $25,129 compared to $12,520 during the Comparative Quarter, attributable largely to increased interest charges on the Company's convertible debt due to various modifications to its terms made during the 2014 Year.

c)	The income from discontinued operations of the Company's Visionaire Energy AS subsidiary was $70,282 compared to income of $37,143 during the Comparative Quarter.

d)	During the Comparative Quarter, the Company returned 300,000 common shares of Tawau Green Energy Sdn. Bhd. that it had acquired in fiscal 2012, and wrote off the cost of its investment of $114,769.

e)	The Company incurred a loss per share of $0.00 in the Current Quarter and $0.00 in the Comparative Quarter.

LIQUIDITY AND WORKING CAPITAL AT THE FISCAL YEAR END

As at 30 June 2014, the Company’s consolidated financial statements reflect a working capital deficit of $693,794 compared to a working capital deficit of $744,691 at the end of the Prior Year.

The Company has no significant operations that generate cash flow and its long term financial success is dependent on management’s ability to develop new business opportunities which become profitable. These undertakings can take many years and are subject to factors that are beyond the Company’s control.

In order to finance the Company’s growth and develop new business opportunities and to cover administrative and overhead expenses, the Company raises money through equity sales and from the exercise of convertible securities. Many factors influence the Company’s ability to raise such funds, including the health of the capital markets, the climate for investment in the sectors the Company is considering, the Company’s track record, and the experience and caliber of its management.

The Company does not have sufficient funds to meet its administrative requirements and new business development objectives over the next twelve months. Actual funding requirements may vary from those planned due to a number of factors, including providing for new opportunities as they arise. The Company believes it will be able to raise the necessary capital it requires, but recognizes there will be risks involved that may be beyond its control. The Company is actively sourcing new capital.

RISKS AND UNCERTAINTIES

The Company has no history of profitable operations and is currently in the early stages of its development. As such, the Company is subject to many risks common to such enterprises, including under-capitalization, cash shortages and limitations with respect to personnel, financial and other resources and the lack of revenues. There is no assurance that the Company will be successful in achieving a return on shareholders' investment and the likelihood of success must be considered in light of its early stage of operations.

The Company has no source of operating cash flow and no assurance that additional funding will be available to it to take advantage of further growth and development of new opportunities and projects when required. Although the Company has been successful in the past in obtaining financing through the sale of equity securities or joint ventures, there can be no assurance that the Company will be able to obtain adequate financing in the future or that the terms of such financing will be favorable. Failure to obtain such additional financing could result in the delay or indefinite postponement of further growth or new opportunity development.

The Company is very dependent upon the personal efforts and commitment of its existing management. To the extent that management's services would be unavailable for any reason, a disruption to the operations of the Company could result, and other persons would be required to manage and operate the Company.

SEGMENT INFORMATION

The Company operates in the business sector of acquiring participating equity interests in oil, gas, and alternative energy projects, producers, and related services providers doing business outside of North America. The Company's assets are segmented on a geographical basis as follows:

	At the End of the	At the End of the
	Past Fiscal Year on	Prior Fiscal Year on
GEOGRAPHIC SEGMENT	30 June 2014	30 June 2013

Europe	-	862,375
Southeast Asia	5,845	9,403
Total Non-Current Assets	$5,845	871,778

ADDITIONAL DISCLOSURE

Off-Balance Sheet Arrangements
The Company does not have any off-balance sheet arrangements not already disclosed elsewhere in the MD&A.

Material Contracts & Commitments
During the year, no new material contracts or commitments were undertaken, not elsewhere disclosed herein or in the audited consolidated financial statements for the year ended 30 June 2014.

Significant Equity Investment in Affiliates
On 4 June 2013, the Company acquired 51% of the shares of Visionaire Energy AS, a privately held Norwegian holding company by issuing 20,000,000 of its common shares at a value of $900,000 to Visionaire Invest AS. Visionaire Energy is an inactive, holding entity with its principal assets being its shareholdings in two separate, privately owned, offshore oil and gas service providers both based in Bergen, Norway. Visionaire Energy owns a 49% equity interest in VTT Maritime AS (“VTT”) and a 41% equity interest in RADA Engineering and Consulting AS (“RADA”). Visionaire Energy exerts significant management influence over both VTT and RADA, accounts for them using the equity method, and considers them both to be its "affiliates". As at the date of the MD&A, Visionaire Energy and its affiliates have no contingent issuance of shares that may affect the Company's proportionate share of income (loss) from such investees. As outlined below in the Critical Accounting Policies and Estimates section of the MD&A, the Company sold its interest in Visionaire Energy AS, VTT and RADA effective 30 June 2014. There will not be a significant investment in these affiliates going forward.

Summarized information for the Company's equity investment in Visionaire Energy and its affiliates is set forth in the following table.

	30 June 2014	30 June 2013
Current assets	5,721,325	3,120,148
Long-term assets	478,238	424,023
Total assets	6,199,563	3,544,171
Current liabilities	6,821,261	3,764,124
Long-term liabilities	307,598	105,385
Total liabilities	7,128,859	3,869,509
Net liabilities	(929,296)	(325,338)
Proportionate share of net liabilities for the Company	(411,874)	(115,562)
Value of proportionate net liabilities prior to the acquisition by the Company	145,710	152,705
Value of investment on acquisition	825,232	825,232
Carrying value of investments in the consolidated financial statements	559,068	862,375

Revenue	15,612,218	825,895
Cost of sales	(2,352,226)	(133,294)
Gross margin	13,259,992	692,602
Administrative and other expenses	(13,882,171)	(596,009)
Net income (loss) of equity investees for the year	(622,180)	96,592
The Company’s gross share of income (loss) for the year	(303,165)	37,143
Equity investee’s share of (income) loss attributable to non-controlling interest	148,551	(18,200)
Net income (loss) from equity investees for the year	(154,614)	18,943

Related Party Transactions
Details of the transactions and balances between the Company and its related parties, not already disclosed elsewhere in the MD&A, are disclosed below.

a)	Transactions with related parties

As at 30 June 2014, $298,400 (2013 - $260,925) was payable to the CEO and the CFO of the Company for management fees. This amount is included in accounts payable and is unsecured, non-interest bearing and has no specific terms for repayment. As at 30 June 2014, there was an unsecured loan bearing interest at the rate of 10%

per annum payable the CEO of the Company of $nil (30 June 2013 - $27,107). During the year ended 30 June 2014, the Company repaid the loan in its entirety together with interest in the amount of $1,376 (30 June 2013 - $733).

During the current year ended 30 June 2014 the Company did not issue any new shares to related parties. In January 2013 of the prior year, the Company completed a private placement of 2,975,000 units with each unit priced at $0.05 and consisting of one common share and one warrant which included 1,500,000 units issued to the CEO and the CFO of the Company to extinguish debt of $30,000.

b)	Compensation of key management personnel

During the current year ended 30 June 2014, the Company paid or accrued management fees to the CEO and the CFO of the Company in the amount of $270,000 (2013 - $270,000).

During the year ended 30 June 2014, management compensation for share-based payments amounted to $nil (2013 -$26,796) as calculated using the Black-Scholes model. The amount represents the expense on 4,000,000 stock options granted to the CEO, the CFO, and non-executive directors of the Company during the year ended 30 June 2013.

Claims, Contingencies & Litigation
Except for any contingencies elsewhere disclosed herein, or in the audited consolidated financial statements for the year ended 30 June 2014 published herewith, the Company knows of no material, active or pending claims or legal proceedings against them; nor is the Company involved as a plaintiff in any material proceeding or pending litigation that might materially adversely affect the Company or a property interest of the Company.

Investor Relations, Publicity and Promotion
No material new arrangements, or modifications to existing agreements, were made by the Company for investor relations services, publicity, promotion or advertising agreements which are not otherwise already disclosed above in Highlights of the Past Quarter or in Subsequent Events.

Financial Advice, New Business Consulting, Finder's Agreements, & Fund Raising
No material new arrangements, or modifications to existing agreements, were made by the Company for financial advice, new business consulting, finder's arrangements, or fund raising which are not otherwise already disclosed above in Highlights of the Past Quarter or in Subsequent Events.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The details of the Company’s accounting policies are presented in Note 3 of the Company’s audited consolidated financial statements for the period ended 30 June 2014. The following policies are considered by management to be essential for understanding the processes and reasoning that go into the preparation of the Company’s financial statements and the uncertainties that could have a bearing on its financial results:

Significant Accounting Estimates and Judgments
The preparation of consolidated financial statements requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, profit and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and further periods if it affects both current and future periods.

Significant Assumptions Regarding Share-Based Compensation
The Company provides compensation benefits to its employees, directors and officers through a stock option plan. The fair value of each option award is estimated on the date of the grant using the Black-Scholes option pricing model. Expected volatility is based on historical volatility of the Company’s share price. The Company uses historical data to estimate option exercises and forfeiture rates within the valuation model. The risk-free interest rate for the expected term of the option is based on the yields of government bonds. Changes in these assumptions, especially the volatility and the expected life determination could have a material impact on the Company’s comprehensive loss for the year. When the Company determines it necessary to modify the terms of the options, the Black-Scholes option pricing model is utilized at the date of the modification and uses the modified terms in order to calculate the incremental change in value of the original option. The use of option-pricing model and a change in assumptions used within the model could result in a material impact on the Company’s comprehensive loss for the year.

Significant Assumptions Regarding Warrant Valuation
The Company grants warrants in conjunction with private placements and as compensation for debt financing arrangements. The fair value of each warrant granted is estimated on the date of the grant using the Black-Scholes option pricing model. Expected volatility is based on historical volatility of the Company’s share price. The Company uses historical data to estimate warrant exercises and forfeiture rates within the valuation model. The risk-free interest rate for the expected term of the warrant is based on the yields of government bonds. Changes in these assumptions, especially the volatility and the expected life determination could have a material impact on the Company’s comprehensive loss for the year. When the Company determines it necessary to modify the terms of a warrants, the Black-Scholes option pricing model is utilized at the date of the modification and uses the modified terms in order to calculate the incremental change in value of the original warrant, if the warrants were originally issued as compensation. The use of option-pricing model and a change in assumptions used within the model could result in a material impact on the Company’s comprehensive loss for the year.

Critical Judgments Regarding Assets Held for Sale and Discontinued Operations of Visionaire Energy AS.
Pursuant to an agreement dated 15 September 2014, the Company agreed to sell its 51% interest in Visionaire Energy AS ("Visionaire Energy") to Visionaire Invest AS ("Visionaire Invest"), the owner of the other 49% of Visionaire Energy. The effective date of the sale is set in the agreement at 30 June 2014. The operations of Visionaire Energy are therefore classified as discontinued operations held for sale. The transaction is subject to the approval from the shareholders of the Company at the Company's annual general meeting scheduled for 5 December 2014.

The Company considered that Visionaire met the criteria to be classified as held for sale on 30 June 2014 for the following reasons:

  The understanding between Visionaire Invest AS and the Company transpired on 30 June 2014, as indicated with the reference to the effective date in the agreement.

  The shares of Visionaire are available for immediate sale in their current condition.

  The actions to complete the sale, including the set-up of the Company’s annual general meeting to facilitate the approval from the shareholders were already initiated.

  The management expects the shareholders to approve the transaction at the next annual meeting.

  The Company expects the secretarial procedures and procedural formalities for the sale to be completed by the end of the calendar 2014.

The Company considered that Visionaire also met the criteria for discontinued operations as its holdings represent the sole operations for the Company in Norway.

Promissory notes payable
The Company, from time to time, may grant convertible instruments as part of its financing and capital raising transactions. A compound financial instrument is a debt security with an embedded conversion option or attached warrants and requires the separate recognition of the liability and equity components. The fair value of the liability portion of the compound financial instrument is determined using a market interest rate for an equivalent debt instrument. This amount is recorded as a liability and the remainder of the proceeds is allocated to the conversion option and attached warrants which are recognized in the conversion option reserves and share based payment reserves respectively. This makes assumptions as to the market value of the debt instrument without the conversion feature. A change in the assumptions could result in modifications to the discount rate and could have a material impact on the effective interest rate of the instrument.

Recovery of deferred tax assets
Judgment is required in determining whether deferred tax assets are recognized on the statement of financial position. Deferred tax assets require management to assess the likelihood that the Company will generate taxable income in future periods in order to utilize recognized deferred tax assets. Estimates of future taxable income are based on forecasted cash flows and the application of existing tax laws in each jurisdiction. The Company has not recognized any deferred tax assets on the statement of consolidated financial position as at 30 June 2014.

Resource Exploration, New Opportunity Due Diligence, and Evaluation Assets
The Company, from time to time, may incur expenditures for resource exploration and/or new venture opportunity evaluation which may include the costs of acquiring licenses, costs associated with exploration, costs of internal and third party consultant feasibility studies, due diligence activities, technical evaluations, bid preparation, and determinations of fair value of any property or assets to be acquired or realized in a business combination. Such expenditures are capitalized. Such costs incurred before the Company has obtained the legal rights to explore an area are recognized in profit or loss. Government tax credits received, if any, are recorded as a reduction to the cumulative costs incurred and capitalized on the related property.

Resource properties and similar assets are assessed for impairment if (i) sufficient data exists to determine technical feasibility and commercial viability, and (ii) facts and circumstances suggest that the carrying amount exceeds the recoverable amount.

In the case of a resource property, once the technical feasibility and commercial viability of the extraction of mineral resources in an area of interest are demonstrable, exploration and evaluation assets attributable to that area of interest are first tested for impairment and then reclassified to mining property and development assets within property, plant and equipment. Recoverability of the carrying amount of any exploration and evaluation assets is dependent on successful development and commercial exploitation, or alternatively, sale of the respective areas of interest.

ACCOUNTING POLICIES – RECENT ACCOUNTING PRONOUNCEMENTS

Certain new standards, interpretations, amendments and improvements to existing standards were issued by the International Accounting Standards Board or the International Financial Reporting Interpretations Committee. The Standards impacted that are applicable to the Company are as follows:

IFRS-7 - Financial Instruments – Disclosure was amended to require additional disclosures on transition from IAS-39 to IFRS-9. The Company is currently evaluating the impact of this standard.

IFRS-9 - Financial Instruments was issued in October 2010 and will replace IAS-39 - Financial Instruments: Recognition and Measurement. IFRS-9 uses a single approach to determine whether a financial asset is measured at amortized cost or fair value, replacing the multiple rules in IAS-39. The approach in IFRS-9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. There are two measurement categories: amortized cost and fair value. All equity instruments are measured at fair value. A debt instrument is at amortized cost only if the entity is holding it to collect contractual cash flows and the cash flows represent principal and interest. Otherwise it is at fair value through profit or loss. The standard has no mandatory effective date. The Company is currently evaluating the impact of this standard.

IFRS-10 - Consolidated Financial Statements was issued in May 2011 will superseded the consolidation requirements in SIC-12, Consolidation – Special Purpose Entities, and IAS-27 - Consolidated and Separate Financial Statements. IFRS-10 builds on existing principles by identifying the concept of control as a determining factor in whether an entity should be included within the consolidated financial statements of the parent company. The standard also provides additional guidance to assist in the determination of control where this is difficult to assess. The Company early adopted the standard on July 1,

2012. The adoption of the standard did not have any impact on the Company’s consolidation status.

IFRS-11 - Joint Arrangements was issued in May 2011 and superseded IAS-31, Joint Ventures. IFRS-11 provides for the accounting of joint arrangements by focusing on the rights and obligations of the arrangement, rather than its legal form (as is currently the case). The Standard also eliminates the option to account for jointly controlled entities using the proportionate consolidation method. The Company early adopted the standard on July 1, 2012. The adoption of the standard did not have any impact on the Company.

IFRS-12 - Disclosure of Interests in Other Entities was issued in May 2011 and is a new and comprehensive standard on disclosure requirements for all forms of interest in other entities, including subsidiaries, joint arrangements, associates and unconsolidated structured entities. The Company early adopted the standard on July 1, 2012. The adoption of the standard did not have any impact on the Company’s financial statements.

IFRS-13 - Fair Value Measurements was issued in May 2011 and sets out, in a single IFRS, a framework for measuring fair value. IFRS-13 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This definition of fair value emphasizes that fair value is a market-based measurement, not an entity specific measurement. In addition, IFRS-13 also requires specific disclosures about fair value measurement. IFRS-13 is effective for annual periods beginning on or after 1 January 2013, with earlier application permitted. The Company is currently evaluating the impact of this standard.

IAS-1 - Presentation of Items of Other Comprehensive Income ("OCI") was revised in June 2011 to change the disclosure of items presented in OCI, including a requirement to separate items presented in OCI into two groups based on whether or not they may be recycled to profit or loss in the future. The Company does not have any items that impact OCI and therefore the revisions to IAS-1 did not have any impact on the financial statements of the Company.

FINANCIAL INSTRUMENTS

Financial instruments held by the Company are summarized in the following table.

Financial Instruments
FINANCIAL ASSETS	30 June 2014	30 June 2013

Cash	242,436	21,999
Receivables	7,065	2,333
	$249,501	24,332

FINANCIAL LIABILITIES

Accounts payable and accrued liabilities	398,262	431,263
Loans	750,000	-
Loan payable to related party	-	27,107
Convertible debt	374,890	311,171
	$1,523,152	769,541

FINANCIAL RISK AND CAPITAL MANAGEMENT

The Company’s financial instruments are exposed to certain financial risks. The risk exposures and the impact on the Company’s financial instruments are summarized below.

Currency risk
The Company is primarily exposed to currency fluctuations relative to the U.S. dollar through expenditures that are denominated in Canadian dollars, Norwegian Kroner, and Indonesian Rupiahs. Also, the Company is exposed to the impact of currency fluctuations on its foreign currency monetary assets and liabilities. The Company is exposed to foreign currency risk through the financial assets and liabilities denominated in currencies other than U.S. dollars and set forth in the following table:

Foreign Currency Exposure
				Accounts Payable and
30 June 2014	US$ Equiv.	Cash	Receivables	Accrued Liabilities
Canadian dollars		$64	7,065	(93,955
Indonesian Rupiah		$990	-	(4,209)

30 June 2013
Canadian dollars		$46	2,333	(136,030)
Indonesian Rupiah		$22	-	-
Norwegian Kroner		$6,844	-	(1,711)

Note: At 30 June 2014, with other variables unchanged, a +/- 10% change in the foreign currency exchange rates for those currencies to which the Company is exposed would decrease/increase the loss by $9,004.

Credit risk
Credit risk is the risk of loss if a customer or third party to a financial instrument fails to meet its contractual obligations.

The Company’s cash is held by reputable financial institutions. Receivables consist of goods and services taxes due from the Federal Government of Canada. Management believes that the credit risk concentration with respect to receivables is remote.

Liquidity risk
Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. Liquidity requirements are managed based on expected cash flows to maintain sufficient capital to meet short term obligations. As at 30 June 2014, the Company had a cash balance of $242,436 (30 June 2013 - $21,999) which is not sufficient to settle current liabilities of $1,533,448 (30 June 2013 - $769,541). Management is currently working on obtaining financing to meet these obligations.

Interest rate risk
Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company has a positive cash balance and its debt bears interest at fixed rates. The Company has no significant concentrations of interest rate risk arising from operations.

Commodity price risk
Commodity price risk is the risk of possible future changes in the commodity prices. The Company’s ability to raise capital to fund exploration and evaluation activities is subject to risks associated with fluctuations in the market price of natural gas. The Company closely monitors commodity prices to determine the appropriate course of action to be taken by the Company.

Capital Management
The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue the development of its oil and gas properties and to maintain a flexible capital structure for its projects for the benefits of its stakeholders. As the Company is in the exploration stage, its principal source of funds is from the issuance of common shares.

In the management of capital, the Company includes the components of shareholders’ equity as well as cash and receivables. The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, enter into joint venture property arrangements, acquire or dispose of assets, or adjust the amount of cash and short-term investments.

The Company’s investment policy is to invest its cash in highly liquid short-term interest-bearing investments selected with regard to the expected timing of expenditures from continuing operations. The Company is not subject to any externally imposed capital requirements and there was no change in the Company’s capital management during the year ended 30 June 2014.

ADDITIONAL DISCLOSURE FOR VENTURE ISSUERS WITHOUT SIGNIFICANT REVENUE

Additional disclosure concerning Continental’s general and administrative expenses, its resource exploration costs and its new opportunity evaluation costs is provided in the Company’s statement of loss and comprehensive loss contained in its consolidated financial statements for the year ended 30 June 2014.

Approval
The Board of Directors of Continental has delegated the responsibility and authority for approving quarterly financial statements and MD&A to the Audit Committee. The Audit Committee has approved the disclosure contained in this MD&A.

Additional Information
Additional information relating to Continental is available on SEDAR at www.sedar.com.

CONTINUOUS DISCLOSURE & FILINGS - CANADA

Additional disclosure is made on a continuous basis through periodic filings of Company financial information, significant events, including all press releases and material change reports and disclosure of new or changed circumstances regarding the Company. The financial statements are filed by the Company with the British Columbia Securities Commissions (“BCSC”) for each fiscal quarter. Shareholders and interested parties may obtain downloadable copies of mandatory filings made by the Company with Canadian securities regulators on the internet at the “SEDAR” website www.sedar.com which is the “System for Electronic Document Archiving and Retrieval”, employed by Canadian securities regulatory commissions to enable publicly traded companies to electronically file and archive documents and filings in compliance with applicable laws and securities trading regulations. The Company began filing on SEDAR in 1997. All Company filings made on SEDAR during the year and up to the date of this filing are incorporated herein by this reference.

CONTINUOUS DISCLOSURE & FILINGS - USA

The Company is also a full reporting issuer and filer of US Securities and Exchange Commission (“US-SEC”) filings. US-SEC filings include Form 20F annual reports and audited financial statements. Interim unaudited quarterly financial reports in this format together with press releases and material contracts and changes are filed under Form-6K. The Company has filed electronically on the US-SEC’s EDGAR database commencing with the Company’s Form 20F annual report and audited financial statements since its fiscal year end 2004. The EDGAR website can be accessed at www.sec.gov/edgar/searchedgar/webusers.htm. Prior to 2004 the Company filed with the US-SEC in paper form. All Company filings made to US-SEC during the past fiscal year and during the Past Quarter and up to the date of this filing are incorporated herein by this reference.

FORWARD-LOOKING INFORMATION

Forward-looking statements relate to future events or future performance and reflect management's expectations or beliefs regarding future events and include, but are not limited to, statements with respect to the estimation of reserves and resources, the realization of reserve estimates, the timing and amount of estimated future production, costs of production, capital expenditures, success of oil and gas operations, closing of new venture opportunities, environmental risks, permitting risks, unanticipated reclamation expenses, title disputes or claims and limitations on insurance coverage. In certain cases, forward-looking statements can be identified by the use of words such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved" or the negative of these terms or comparable terminology. By their very nature forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, risks related to actual results of current exploration or new venture development activities; changes in project parameters as plans continue to be refined; future prices of resources; possible variations in resource reserves; accidents, labor disputes and other risks of the oil and gas industry; delays in obtaining governmental approvals or financing or in the completion of development or construction activities; as well as those factors detailed from time to time in the Company's interim and annual financial statements which are filed and available for review on SEDAR at www.sedar.com. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

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